UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 30, 2014

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

1213 Elko Drive
Santa Clara, California  94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 331-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends information originally reported in the Current Report on Form 8-K of GSI Technology, Inc. (the “Company”) furnished to the Securities and Exchange Commission on January 30, 2014 (the “January 8-K”).

Item 2.02 — Results of Operations and Financial Condition.

On January 30, 2014, the Company issued a press release reporting its financial results for the third fiscal quarter and nine months ended December 31, 2013 (the “January Press Release”).  In connection with the completion of the Company’s quarter-end closing and review procedures and the preparation of its Quarterly Report on Form 10-Q, certain errors were identified in the evaluation and calculation of the Company’s inventory write-downs for the quarter and nine month periods ended December 31, 2013.  The Company has revised certain numbers that were contained in the January Press Release, including cost of goods sold which appeared on the condensed consolidated statement of operations that was included in the January Press Release and inventory on the condensed consolidated balance sheet, to reflect additional non-cash write-downs of $769,000 for slow-moving inventory that is no longer expected to be sold, as well as some minor revisions to compensation accruals resulting from the increased inventory write-down.  As a result of these additional write-downs and related revisions, for the third fiscal quarter, the Company reported gross profit of $5,368,000 (compared to $6,093,000, as reported in the January Press Release), an operating loss of $1,902,000 (compared to $1,378,000), a net loss of $734,000 (compared to $210,000) and a net loss per share of $0.03 (compared to $0.01).  For the nine months ended December 31, 2013, the Company reported gross profit of $20,236,000 (compared to $20,961,000, as previously reported), an operating loss of $2,202,000 (compared to $1,678,000), a net loss of $789,000 (compared to $265,000) and a net loss per share of $0.03 (compared to $0.01).

The increase in cost of goods sold for both the third fiscal quarter and the nine months ended December 31, 2013 resulted from an adjustment identified by our auditors as part of their quarterly review process and further analysis of the Company’s inventory on hand.  Management’s initial review of inventory recoverability did not fully take into account the fact that their prior expectations of increasing demand in the current year for the Company’s products following the favorable ITC ruling on June 7, 2013 and the exit of a competitor from the SRAM market in December 2012 did not materialize and were not sufficiently precise to identify all potentially excess or obsolete inventory, taking into account reduced materiality thresholds following declines in the Company’s revenues and income (loss) before tax.  Consequently, the Company did not initially write down the full amount of excess or obsolete inventory, and additional adjustments were recorded to increase the inventory write-downs from $217,000 to $985,000 and to increase cost of sales for the three months ended December 31, 2013 by the same amount.

The condensed consolidated statement of operations and condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 filed with the Securities and Exchange Commission on February 11, 2014 (the “10-Q”) reflect these revised amounts.  The information contained herein and in the 10-Q supersedes and replaces any conflicting information in the January 8-K.

As a result of the errors described above, the Company’s management has determined, and the Audit Committee of its Board of Directors has concurred, that a material weakness existed in the Company’s internal control over financial reporting related to the review of inventory levels and the determination of write-downs for slow-moving inventory that is not expected to be sold.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.  As a result of this determination that the controls relating to measurement and recording of inventory valuation, as designed and in place, did not operate effectively as of December 31, 2013, the Company has taken steps to ensure that all relevant information is considered in evaluating whether inventory should be written down and has increased the level of precision of its controls to fully take into account lower levels of materiality following the decline in the Company’s revenues and income (loss) before tax.  These improvements in the Company’s controls are on-going and will be part of the Company’s future quarter-end and year-end closing processes.  The Company’s management and the Audit Committee believe that these improvements in the Company’s controls will remediate the material weakness described above.  Additional information related to the material weakness described above, and steps that the Company has taken to remediate such weakness, are contained in “Item 4, Controls and Procedures” of the 10-Q.

The information furnished pursuant to this Form 8-K/A shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2014

GSI Technology, Inc.

	By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer